Bank of America N.A. 900 West Trade Street Suite 650 NC1-026-06-01
Charlotte, NC 28255
www.bankamerica.com

ANNUAL STATEMENT AS TO COMPLIANCE
OFFICER’S CERTIFICATE
(Sotheby’s Building Whole Loan)

Re:
Banc of America Commercial Mortgage Inc., Commercial Mortgage Pass-Through Certificates, Series 2005-5 (the “Trust”), created pursuant to that certain pooling and servicing agreement, dated as of October 1, 2005 (the “Pooling and Servicing Agreement”), among Banc of America Commercial Mortgage Inc., as depositor, Bank of America, N.A., as master servicer, Midland Loan Services, Inc., as special servicer (except with respect to the 417th Fifth Avenue Loan), LNR Partners, Inc., as initial special servicer with respect to the 417th Fifth Avenue Loan, LaSalle Bank, National Association, as trustee and REMIC administrator, and ABN Amro Bank N.V. as fiscal agent

In connection with the above-referenced transaction the undersigned officer, on behalf of Bank of America, N.A., as master servicer (the “Lead Servicer”), with respect to the Sotheby’s Building Whole Loan (as defined in the Pooling and Servicing Agreement) a part of which is included in the Trust, under that certain pooling and servicing agreement (the “Lead Servicing Agreement”) dated as of September 1, 2005, among Banc of America Commercial Mortgage Inc., as depositor, the Lead Servicer, Midland Loan Services, Inc., as special servicer (except with respect to the 417th Fifth Avenue Loan), LNR Partners, Inc., as initial special servicer with respect to the 417th Fifth Avenue Loan, LaSalle Bank, National
Association, as trustee and REMIC administrator, and ABN Amro Bank N.V. as fiscal agent, hereby certifies that (i) with respect to the Sotheby’s Building Whole Loan, a review of the activities for the period ending December 31, 2005 and of the Lead Servicer’s performance under the Lead Servicing Agreement dated as of September 1, 2005, have been made under my supervision; (ii) to the best of my knowledge, based on such review, the Lead Servicer, with respect to the Sotheby’s Building Whole Loan, has fulfilled all of its obligations under the agreements in all material respects throughout the aforementioned period; and (iii) the Lead Servicer, with respect to the Sotheby’s Building Whole Loan, has received no notice regarding qualification, or challenging the status, of any portion of the Trust fund as a REMIC from the Internal Revenue Service or any other governmental agency or body.

Bank of America, N.A.

/s/ Sean D. Reilly
Sean D. Reilly
Principal

/s/ H. Michael Lumadue
H. Michael Lumadue
Vice President